EXHIBIT 10.1

WAIVER AND CONSENT AGREEMENT

THIS WAIVER AND CONSENT AGREEMENT (the “Agreement”), dated as of December 15, 2011 (the “Effective Date”), executed by and between Black Tusk Minerals Inc., a company organized and existing under the laws of Nevada, USA (“Black Tusk”) and Trevali Mining Corporation, a company organized and existing under the laws of British Columbia, Canada (“Trevali”).

WHEREAS, Black Tusk is the titleholder of the mining rights in the district of Huanza, province of Huarochiri, department of Lima, Peru, as described on Schedule 1 (the “Mining Rights”).

WHEREAS, in order to exploit the Mining Rights, Black Tusk has acquired a right to use for mining purposes 9,700.00 Ha. of a land located in the district of Huanza, province of Huarochiri, department of Lima, Peru, as described on Schedule 2 (the “Black Tusk Land”).

WHEREAS, the aforementioned right over the Black Tusk Land was acquired by Black Tusk as result of the execution of a Land Use Agreement dated February 29, 2008 (the “Black Tusk Agreement”) with its owner, a peasant community named “Comunidad Campesina de Huanza” (the “Community”) a copy of which is attached hereto as Schedule 3.

                      WHEREAS, Trevali has an option to acquire a mining project and concessions located within the area of the Black Tusk Land, and therefore requires a right to use certain areas of the Black Tusk Land, as detailed on Schedule 4 (the “Trevali Land”), in order to develop its mining activities.

WHEREAS, Trevali has requested Black Tusk’s authorization to directly negotiate and execute a land use agreement over the Trevali Land with the Community, and Black Tusk is willing to authorize and grant such waivers to the execution of such agreement on the terms and subject to the conditions set forth below and to assist Trevali in securing the consent of the Community.

WHEREAS, Trevali has agreed to invest US$200,000 in Black Tusk under the terms of this Agreement and to (i) reimburse Black Tusk for a portion of its expenditures in the amount of US$20,000 related to obtaining the Trevali Agreement (as hereinafter defined) (the “Surface Rights Expenses”) and (ii) reimburse Black Tusk for its legal fees and expenses in the amount of US$15,000 related to the transactions contemplated under this Agreement (the “Reimbursed Costs”).

NOW, THEREFORE, in consideration of the premises and for good and valuable consideration, the receipt and adequacy of which are hereby expressly acknowledged, the parties hereto hereby agree as follows:

SECTION 1.  CONSENT AND AGREEMENT

           Black Tusk, on the terms and subject to the conditions hereof, hereby agrees:

1.1
that Trevali may directly negotiate and execute a land use agreement with the Community on the same terms as the Black Tusk Agreement in order to develop all kinds of mining activities on the Trevali Land (the “Trevali Agreement”). Upon execution of the Trevali Agreement, Trevali will be authorized to fully enjoy all of the same rights and interests on the Trevali Land granted to Black Tusk under the Black Tusk Agreement.  The scope of this authorization will be limited to Black Tusk´s rights under the Black Tusk Agreement and to the Trevali Land;

1.2
to use commercially reasonable efforts to assist Trevali in securing the consent of the Community with respect to the Trevali Agreement and to collaborate with Trevali in the negotiation, execution and registration in the Public Registry of Lima, Peru, of the Trevali Agreement, and to promptly execute or cause to be executed all documents, conveyances and other instruments of further assurance and do such further and other acts which may be reasonably necessary or advisable to carry out fully the intent of this Section; and

1.3	that Black Tusk and its subsidiaries, employees or agents shall refrain from interfering with Trevali´s activities on the Trevali Land.

SECTION 2.  WAIVER

Black Tusk, on the terms and subject to the conditions hereof, hereby waives in favor of Trevali, all of its rights over the Trevali Land under the Black Tusk Agreement.

SECTION 3.  AGENT

Trevali hereby appoints Black Tusk, as its agent, to directly negotiate the Trevali Agreement with the Community and to obtain the necessary consent of the Community.

SECTION 4. CONSIDERATION

4.1           In consideration for entering into this Agreement and for the transactions contemplated in this Agreement, Trevali and Black Tusk consent, covenant and agree as follows:

a)
Trevali hereby  agrees to purchase from Black Tusk 833,334 shares of common stock of Black Tusk, US$0.001 par value (the “Purchased Shares”), for US$0.24 per share in aggregate consideration of US$200,000 (the “Purchase Price”) and reimburse Black Tusk for the Surface Rights Expenses (US$20,000) and the Reimbursed Costs (US$15,000).

b)
Black Tusk hereby irrevocably agrees to sell, on the basis of the representations and warranties and subject to the terms and conditions set forth herein, to Trevali the Purchased Shares for the Purchase Price.

c)
Trevali agrees to wire directly to Black Tusk’s bank account, in accordance with the wire instructions attached hereto as Schedule 5, within three (3) business days of the Effective Date of this Agreement, the non-refundable amount of Fifty Thousand Dollars (US$50,000), (the “Deposit”) which shall be applied to the Surface Rights Expenses (US$20,000), the Reimbursed Costs (US$15,000) and a US$15,000 deposit towards the Purchase Price.

4.2           On payment of US$50,000 by Trevali to Black Tusk, pursuant to Section 4.1(c), Trevali will, with the collaboration of Black Tusk using commercial reasonable efforts, (i) negotiate and execute the Trevali Agreement with the Community under the terms and conditions established in Section 1 above, and (ii) cause such agreement to be recorded on File No. 49026917 of the Public Registry of Lima, Peru. If, despite the best efforts of both Trevali and Black Tusk, the Community refuses to sign the Trevali Agreement then the Purchase Price shall be reduced to $35,000 being the Deposit less the Reimbursed Costs (US$15,000) and Trevali shall be entitled to receive 145,833 Purchased Shares.

4.3           Upon execution and recording of the Trevali Agreement in accordance with Section 4.2:

a)	Trevali shall tender to Black Tusk the amount of One Hundred Eighty-Five Thousand Dollars (US$185,000), which represents the balance of the Purchase Price (US$185,000);

b)
Upon receipt by Black Tusk of the balance of the Purchase Price, the closing of the Purchased Shares (the “Closing”) shall occur within five (5) business days or such other date as may be determined by Black Tusk (the “Closing Date”), at 7425 Arbutus Street, Vancouver, British Columbia, V6P 5T2; and

c)	Black Tusk agrees to use a minimum of 50% of the proceeds from the Purchase Price (US$100,000) for exploration and development expenditures related to the Mining Rights.

4.4.           The Closing is subject to the satisfaction of the following conditions (the “Conditions”), which Conditions Black Tusk and Trevali covenant to exercise their reasonable best efforts to satisfy:

a)	Trevali shall execute and deliver the Certificate of Accredited Investor, attached hereto as Schedule 6;

b)
all relevant documentation and approvals as may be required by applicable securities statutes, regulations, policy statements and interpretation notes, by applicable securities regulatory authorities and by applicable rules shall have been obtained and, where applicable, executed by or on behalf of Trevali;

c)	Black Tusk and Trevali shall have complied with the covenants contained in this Agreement; and

d)	the representations and warranties of Black Tusk and Trevali set forth in this Agreement shall be true and correct as of the Closing Date.

4.5           On Closing , Black Tusk will cause its transfer agent to deliver the certificates representing the Purchased Shares to Trevali at the address set forth in the registration instructions below (unless Trevali otherwise instructs Black Tusk in writing).

SECTION 5. ADDITIONAL AGREEMENTS

Trevali and Black Tusk agree to the following additional consideration for entering into this Agreement and the transactions contemplated in this Agreement:

5.1
If Black Tusk proposes to issue additional shares of its common stock (other than shares issued in connection with a business combination transaction, property acquisition, debt settlement, option grants, stock awards, exercise or conversion of debentures, warrants or other convertible securities,  and certain business combinations) for cash consideration (a “Financing”), Trevali shall have the preemptive right to maintain its pro rata interest (calculated at the time of the Financing) in the shares of common stock of Black Tusk by purchasing additional shares of common stock on the same terms of investors in the Financing (the “Preemptive Right”).  Black Tusk shall provide Trevali written notice of a Financing on or prior to the closing date of the Financing, which notice will include the terms of the Financing, subscription price, a calculation of Trevali’s pro rata interest and the subscription or purchase agreement (the “Preemptive Notice”).  Trevali shall have three (10) business days after delivery of the Preemptive Notice to exercise the Preemptive Right by delivery of an executed subscription or purchase agreement and payment of the subscription price.  If Trevali fails to exercise in full the Preemptive Right to maintain its full pro rata interest, (i) all Preemptive Rights under this section shall terminate and be null and void and (ii) Trevali will forfeit the Preemptive Right to participate in future Financings.

5.2
If Black Tusk is unable or unwilling, from time to time, to pay any taxes, license fees, permit fees, bonds, expenses, levies, penalties, or other costs due in order to maintain valid and in force the Mining Rights (collectively, the “Maintenance Fees”), Black Tusk will advise Trevali no later than fifteen (15) calendar days prior to the final date for payment of the Maintenance Fees  (the “Notice Date”) and Trevali shall have the right (the “Purchase Right”) to pay the said Maintenance Fees and purchase from Black Tusk any or all of the Mining Rights for consideration equal to the aggregate of all of the fees and penalties  paid by Black Tusk to the Notice Date on the Mining Rights to be acquired (“Paid Fees”). Black Tusk shall provide Trevali written notice on or before the Notice Date which notice will include the amount of the outstanding fees and penalties and the amount of the Paid Fees (the “Fee Notice”).  Trevali shall have five (5) business days after delivery of the Fee Notice to exercise the Purchase Right over any or all of the

Mining Rights by advising Black Tusk of its election and Black Tusk will promptly complete all documentation necessary to transfer any or all of Mining Rights to Trevali.

5.3
Trevali shall provide Black Tusk with reasonable logistical support for Black Tusk´s crew on the area of the Trevali Land and rent buildings, facilities and equipment to Black Tusk ; provided that such support and rent does not have a material adverse effect on Trevali’s operations.  Trevali shall only charge Black Tusk its costs in providing the services described herein.

5.4
Trevali will grant Black Tusk a license to access and use any improvements, infrastructure, access roads, utilities, buildings, camps and other facilities on the Land in connection with Black Tusk’s exploration, development, mining and mineral exploitation programs on the Black Tusk Land (the “Cross Use License”) and Black Tusk hereby reserves its rights and interests for such Cross Use License, which shall be expressly provided for in the Trevali Agreement.

5.5
Except as otherwise prohibited by law, Black Tusk shall promptly, after approval of any Acquisition Proposal (as hereinafter defined) by its Board of Directors, provide Trevali with a written statement with respect to any Acquisition Proposal received, which statement shall include a reasonably detailed description of all of the material terms of the Acquisition Proposal (“Proposal Notice”).  For the purposes of this Section 5.5, “Acquisition Proposal” means any offer or proposal for a merger, amalgamation, arrangement, reorganization, share exchange, consolidation, recapitalization, liquidation, dissolution  or other business combination involving Black Tusk or the acquisition or purchase of 51% or more of any class of equity securities of Black Tusk, or any take-over bid or tender offer (including issuer bids and self-tenders) or exchange offer that if consummated would result in any person beneficially owning 51% or more of any class of any equity securities of Black Tusk, or any transaction involving the sale, lease, license or other disposition (by sale, merger or otherwise) of  any material assets they presently own or they might acquire in the future.

5.6
For a period of forty five  (45) calendar days of delivery of a Proposal Notice, Trevali shall have the right to top the Acquisition Proposal with a Superior Proposal.  For the purposes of this Section 5.6, “Superior Proposal” means an Acquisition Proposal by Trevali to Black Tusk that the Board of Directors of Black Tusk reasonably believes in good faith (i) is superior from a financial point of view to Black Tusk shareholders to the transactions contemplated by the Acquisition Proposal (in the Proposal Notice) and (ii) is reasonably capable of being consummated by Trevali (including, if applicable, obtaining any necessary financing), taking into account all legal, financial, regulatory and other aspects of such proposal.

5.7
Black Tusk and its Board of Directors shall have the right to accept or reject any Acquisition Proposal, including any proposal by Trevali, in the exercise of its fiduciary duties.  Any Acquisition Proposal shall be subject to shareholder approval and the requirements of the Nevada Revised Statutes and the rules and regulations of the US Securities and Exchange Commission.

5.8
If Black Tusk intends to sell any or all of its concessions on the Black Tusk Land, Trevali shall have a right of first refusal to purchase such concessions. Black Tusk will provide Trevali with a sale proposal describing the interests proposed to be sold (the “Subject Property”) and the offering price (the “Sale Proposal”). Trevali shall have five (5) business days after delivery of the Sale Proposal to accept the proposal. Thereafter, Black Tusk will be free to offer the Subject Property to any third party on similar terms and conditions as set forth in the Sale Proposal.

5.9
Nothing in this Section 5 shall be deemed a “standstill” or similar agreement.  Nothing contained in this Section 5 shall prohibit Black Tusk or its Board of Directors from taking and disclosing to Black Tusk shareholders a position with respect to a tender or exchange offer or take-over bid by a third party pursuant to Rules 14d-9 and 14e-2(a) promulgated under the United States Exchange Act of 1934, as amended.

SECTION 6. TREVALI´S OBLIGATIONS

As a result of the execution of the Trevali Agreement, Trevali shall be obliged to:

6.1.	Comply with all national, federal, state and local laws, rules and regulations governing its operations or activities on the Trevali Land and under this Agreement; and

6.2.	Pay any taxes or contributions required by any applicable national, federal, state and local laws with respect to the Trevali Land and under this Agreement.

SECTION 7. INDEMNITY

Trevali shall hold Black Tusk harmless and fully indemnify it against all claims and demands of any kind or nature which may be made upon it or against Black Task, for, or on account of, any costs, loss, or damage which may result from any work or operations of Trevali or its possession or occupancy of the Trevali Land or any debts incurred by Trevali with respect to the Trevali Land, as well as from and against any and all acts, transactions or omissions of Trevali, its agents or employees with respect to the Trevali Land, and Trevali shall defend and save Black Tusk harmless and fully indemnify it against any liability or asserted liability for or on account of injury to or death of any person or damage to any property caused as a result of Trevali´s activities, except to the extent caused by the negligence of Black Tusk, its agents and employees.

SECTION 8. ASSIGNMENT RIGHTS

8.1
Trevali shall be authorized to assign the rights acquired under the Trevali Agreement and under this Agreement to a third party acquiring the Trevali Land, upon written notification to Black Tusk, which shall not be unreasonably withheld.

8.2
Upon any assignment under Sections 8.1, the rights granted to Trevali under Sections 5.5, 5.6, 5.7 and 5.8 shall terminate. For clarity, the rights granted under Sections 5.5, 5.6, 5.7 and 5.8 are non-assignable.

SECTION 9. NATURE OF THIS AGREEMENT AND CONSENT

Nothing contained in this Agreement shall be deemed to create a partnership between Black Tusk or Trevali in any venture, or, except as otherwise agreed by the parties, to constitute either party the agent or legal representative of the other, or to create any fiduciary relationship between them.

 SECTION 10. EFFECTIVENESS

This Agreement shall become effective upon receipt of counterparts hereof signed.

SECTION 11.  TERMINATION

This Agreement will expire and terminate upon termination, expiration or abandonment of the Trevali Agreement or the Trevali Land by Trevali, and upon such termination, Black Tusk shall have the sole and exclusive right in respect of the Trevali Land to:  (i) enter thereon; and (ii) have exclusive and quiet possession thereof, and thereunder as Black Tusk in its sole discretion may determine advisable and permissible under the Black Tusk Agreement and under applicable laws.  Trevali shall promptly execute or cause to be executed all documents, conveyances and other instruments of further assurance and do such further and other acts which may be reasonably necessary or advisable to carry out fully the intent of this Section.

SECTION 12. GOVERNING LAW

This Agreement shall be governed by and construed in accordance with the law of Peru.

SECTION 13.  COUNTERPARTS

This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which, when so executed and delivered, shall be effective for purposes of binding the parties to this Agreement, but all of which shall together constitute one and the same instrument.  Delivery of an executed counterpart of a signature page to this Agreement by facsimile or other electronic delivery shall be as effective as delivery of an original executed counterpart of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and acknowledged by their respective officers or representatives’ thereunto duly authorized, as of the date first above written.

Black Tusk Minerals Inc.

By_________________________________
Name:
Title:

Trevali Mining Corporation

By_________________________________
Name:
Title: